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 FORM 3                                                      OMB APPROVAL
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                                                     OMB NUMBER:       3235-0104
                                                     Expires: September 30, 1998
                                                     Estimated average burden
                                                     hours per response......0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
(Print or Type Response)
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
   Carrel       Welton         L.             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              Redding Bancorp                     (Month/Day/Year)
     (Last)     (First)     (Middle)          2/2/99                     ---------------------------------
c/o Redding Bancorp, 1951 Churn Creek Rd.  ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
   Redding          CA         96002          Person (Voluntary)           X   Director          10% Owner      applicable line)
--------------------------------------                                   -----            -----                X    Form filed by
      (City)      (State)      (Zip)       ----------------------------        Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                                                             -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Stock                                     76,860(1)                       I                 By Carrel Family Living Trust
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    Common Stock                                      180(2)                         I                          By Spouse
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                    SEC 1473 (7-96)
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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date Exercisable 3. Title and Amount of         4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                       and Expiration      Securities Underlying          sion or      ship        Beneficial Ownership
                                    Date                Derivative Security            Exercise     Form of     (Instr. 5)
                                    (Month/Day/Year     (Instr. 4)                     Price of     Deriv-
                                                                                       Derivative   ative
                                                                                       Security     Security:
                                                                                                    Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr. 5)

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   Stock Option (right to buy)    *      4/22/08        Common Stock      27,000       $9.07           D
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Explanation of Responses:

(1) The reported shares are held by the Carrel Family Living Trust for the benefit of Welton L. Carrel and Judith Carrel. Welton
    Carrel and Judith Carrel are co-trustees of the Carrel Family Living Trust.

(2) The reported shares are held by Welton L. Carrel's spouse for the benefit of their grandchildren.

*   The option becomes exercisable as to 20% of the shares on 4/22/99 and vests in increments of 20% of the shares annually thereafter such that the option will be fully exercisable on 4/22/03.
                                                                                 /s/ Welton L. Carrel                   1/13/99
**  Intentional misstatements or omissions of facts constitute Federal Criminal  -------------------------------     ---------------
    Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                       **Signature of Reporting Person          Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB number.                                                                                                            Page 2
                                                                                                                     SEC 1473 (7-96)
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